Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor inquiries:

Karen Greene

ICG

Investor Relations

610-727-6900

IR@icg.com

ICG Agrees to Sale of InvestorForce to MSCI

Radnor, PA — (January 23, 2013) — ICG Group, Inc. (Nasdaq: ICGE) (“ICG”) today announced that one of its consolidated companies, Investor Force Holdings, Inc., a leading software provider serving institutional investment consultants and investment managers, has entered into a definitive agreement to be acquired by MSCI Inc. (NYSE: MSCI), a leading provider of investment decision support tools to over 6,000 clients worldwide, including asset managers, banks, hedge funds and pension funds.

Under the terms of the agreement, MSCI will acquire InvestorForce for $23.5 million in cash. The transaction is subject to customary closing conditions and is expected to be completed in the first quarter of 2013.

ICG’s share of the cash proceeds related to the sale of InvestorForce is expected to be approximately $20.7 million, approximately $2.1 million of which will be subject to a customary indemnification holdback. Upon closing of the transaction, ICG will record a gain of approximately $15.4 million on the sale of its InvestorForce stake; the release of any escrowed proceeds to ICG will result in additional gains. ICG does not expect to owe any income taxes in connection with the transaction.

“We are pleased to be able to combine InvestorForce’s innovative performance reporting platform and its highly talented team of people with MSCI, a global leader in the provision of investment decision tools,” said Walter Buckley, ICG’s CEO. “We believe bringing these companies together will fully leverage the unique capabilities we have built at InvestorForce to meet the needs of the institutional investment market.”

About InvestorForce

InvestorForce is the premier provider of performance reporting solutions to the institutional investment community, providing investment consultants with an integrated solution for daily monitoring, analysis and reporting on institutional assets. InvestorForce’s technology leverages automated data collection to provide institutional investment consultants and their institutional investor clients with greater operational efficiencies and real-time insight, transparency and deeper analysis into investment portfolios. The InvestorForce platform is used by institutional investment consultants to report on over $3.5 trillion of assets for over 3,500 institutional plans.

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About MSCI

MSCI Inc. is a leading provider of investment decision support tools to investors globally, including asset managers, banks, hedge funds and pension funds. MSCI products and services include indices, portfolio risk and performance analytics, and governance tools.

The company’s flagship product offerings are: the MSCI indices with close to USD 7 trillion estimated to be benchmarked to them on a worldwide basis1; Barra multi-asset class factor models, portfolio risk and performance analytics; RiskMetrics multi-asset class market and credit risk analytics; IPD real estate information, indices and analytics; MSCI ESG (environmental, social and governance) Research screening, analysis and ratings; ISS governance research and outsourced proxy voting and reporting services; FEA valuation models and risk management software for the energy and commodities markets; and CFRA forensic accounting risk research, legal/regulatory risk assessment, and due-diligence. MSCI is headquartered in New York, with research and commercial offices around the world.

[1]	As of March 31, 2012, as published by eVestment, Lipper and Bloomberg in September, 2012.

For further information on MSCI, please visit www.msci.com.

About ICG

ICG (Nasdaq: ICGE) identifies, capitalizes and grows companies in the cloud-based software and services sectors. These companies transform the way business is done by enabling enterprises to increase efficiencies and improve and automate critical processes. ICG leverages its unique expertise to carefully identify companies based on their potential to become market-changers and market-leaders. ICG is focused on building profitable businesses in the cloud-based software and services sectors by infusing them with management expertise and strategic and operational guidance, as well as growth capital.

Investor inquiries:

Karen Greene

ICG

Investor Relations

610-727-6900

IR@icg.com

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Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future performance of our companies, acquisitions or dispositions of interests in companies, the effect of economic conditions generally, capital spending by customers, development of the e-commerce and information technology markets and uncertainties detailed in our filings with the Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.